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                                                                   Exhibit 10.22

                                   EMPLOYERS

                                    RESOURCE

                            CO-EMPLOYMENT AGREEMENT

                                  Co-Employer

Employers Resource Management Company, Inc., hereinafter referred to as Employers Resource, and Co-Employer, herein named above, wish to enter into a Contract for the provision of employment services by Employers Resource for Co-Employer. Both parties understand and agree that Employers Resource will not assume the responsibility of providing employment services without adequate security by Co-Employer. Thus, Co-Employer's payment of Employers Resource's initial Service Fee. Administrative Fee and Account Reserve, is regarded as a CONDITION PRECEDENT to the parties' dirty to perform and right to receive the obligations and benefits set forth below. Co-Employer's failure to satisfy the condition precedent abrogates the parties' rights and liabilities under the terms of this Agreement. Co-Employer retains the obligation to provide worker's compensation insurance, payroll, and all other employee benefits if: (1) it fails to disclose any employee to Employers Resource; or (2) it fails to make any payment to Employers Resource as required under the Agreement.

TERMS AND CONDITIONS

1.   PURPOSE

     Employers Resource agrees to provide employment services as described herein and Co-Employer agrees to accept such service, and both parties, jointly and severally, agree to abide by the covenants and terms hereinafter set forth.

2.   TERM OF AGREEMENT

     This Agreement shall remain in effect from pay period to pay period. At the conclusion of each pay period, Co-Employer's payment of Employers Resource's Service Fee and Account Reserve, and any applicable Administrative Fee, is a CONDITION PRECEDENT to the parties' continued duty to perform and right to receive the obligations and benefits under the Agreement. Co-Employers failure to satisfy tire condition precedent abrogates the parties' rights and liabilities under the terms of the Agreement. However, Co-Employer's failure to satisfy the condition precedent shall not affect the financial obligations of the parties which have accrued prior to such failure.

3.   SERVICES

     By this Agreement, Employers Resource agrees to assume certain of Co-Employer's common law Employer responsibilities and liabilities. Employers Resource further agrees to hold Co-Employer harmless, subject to the terms of this Agreement, with respect to all such responsibilities and liabilities assumed. In that regard, Employers Resource and Co-Employer shall act as joint Co-employers with respect to the employees of Co-Employer. Employers Resource is specifically responsible for payment of employee payroll; employer federal, state and local taxes; specified employee benefits; and all required federal, state and local employee payments or withholdings from wages.

     Co-Employer and Employers Resource agree to the extent that Employers Resource has established and maintained an employee welfare benefit plan as defined by the Employee Retirement Income Security Act of 1974 as amended (ERISA), and to the extent that Co-Employer elects to provide, through such plan, welfare benefits for its employees; and that Employers Resource is to act in the interest of Co-Employer with respect to the benefits provided under such plan. Employers Resource agrees it will so act in the interest of Co-Employer with regard to Co-Employer's co-sponsorship of such welfare benefit plan.

     Employers Resource will hold harmless and indemnify Co-Employer for direct, out-of-pocket Costs which result from Employers Resource's failure to pay any required benefit or other payment specified. Direct out-of-pocket Costs as hereinabove set forth shall riot include, nor shall Employers Resource be responsible for, Co-Employer's loss of profit, business goodwill, consequential, special or incidental damages.

4.   ADMINISTRATION

     Employers Resource may exercise the right to control and direct certain management functions including but not limited to, recruiting, hiring, training, evaluation, supervision, discipline, replacement, termination of employees and the conducting of safely programs. Co-Employer agrees to hold harmless, defend and indemnify Employers Resource for any expenses including court costs and legal fees incurred in defending any claims resulting from the willful misconduct of criminal activities of employees co-employed with Employers Resource and which occurred in the course of the co-employee's employment. Co-Employer will:

     a. periodically review and evaluate performance and wages of employees and recommend to Employers Resource adjustments to wages and employee job functions and titles.

     b. verify all employee time submissions and assume responsibility for correct wage and hour submissions made to Employers Resource.

     c. assist Employers Resource in administering unemployment claims and labor complaints. Such assistance will include, but not be limited to, the providing of all pertinent information and the appearance at trials and/or hearings, as needed.

     d. comply with all local, state and federal guidelines for taxes, wages, work rules, Fair Labor Standards Act, Equal Employment Opportunities, discrimination rules and such directives as Employers Resource may issue.
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5.   INSURANCE

     Employers Resource shall furnish and keep in full force and effect during the term of this Agreement, Workers' Compensation insurance covering all employees which Employers Resource co-employs with Co-Employer under this Agreement.

     If any employee is to drive a vehicle of any kind in the Context of covered employment, Co-Employer shall furnish liability insurance. The policy shall insure against public liability for bodily injury and property damage with a minimum combined single limit (CSL) of five hundred thousand dollars ($500,000). In states where "no fault" laws apply, Personal Injury Protection Insurance (P.I.P.) or equivalent coverage shall apply.

     Co-Employer agrees to keep in full force and effect at all times during the term of this Agreement a comprehensive general liability insurance policy in the minimum combined single limit (CSL) of five hundred thousand dollars ($500,000), insuring Co-Employer against bodily injury and property damage liability caused by Co-Employer's premises-operations, completed operations and/or products. Said policy shall also include blanket contractual liability.

     Co-Employer shall provide evidence of the insurance coverages required by this Section by causing the insurance carrier to issue a certificate of insurance to Employers Resource, allowing not less than thirty (30) days advance notice of cancellation or material change.

6.   APPROVAL OF EMPLOYEES

     Employers Resource shall have no obligations under this Agreement to Co-Employer or to employees co-employed with Co-Employer unless Co-Employer obtains and delivers to Employers Resource all documentation required:

     a. under the terms arid conditions set forth in the Immigration and Naturalization Laws of the United States;

     b.  by the Internal Revenue Service, including a properly completed W-4;

     c.  under the laws or regulations of any agency or jurisdiction;

     d. by Employers Resource, the administrator of any Employers Resource Employee Welfare Benefit Plan, or any workers' compensation carrier which may insure Employers Resource.

     Employers Resource reserves the right to reject any person for employment if, in its opinion, that person's record for safety Constitutes an unreasonable risk.

7.   SAFE WORK ENVIRONMENT

     Co-Employer agrees to comply, at its expense, with any laws, regulations, ordinances, rules or directives imposed by any controlling federal, state or local government agency having jurisdiction over the work place, health and safety, by Employers Resource or any worker's compensation carrier which may insure Employers Resource.

     Co-Employer further agrees to:

     a. Provide or ensure the rise of all safety equipment and/or personal protective equipment;

     b. Allow the inspection of its premises to examine whether employees are exposed to air unsafe work place or a peculiar risk (if harm;

     c. Report immediately all employee accidents and injuries to Employers Resource.

     Nothing in this section shall constitute a release of Co-Employer's dirties under the laws of any jurisdiction or as set forth in this Agreement. Further, by this section, Employers Resource assumes no dirty to monitor workplace conditions, remedy unsafe conditions, or otherwise ensure the safety of employees.

8.   HOLD HARMLESS

     Co-Employer agrees to indemnify, defend, and told Employers Resource harmless from and against any and all liability, expense (including Court costs and attorney fees) and claims for damage of any nature whatsoever, whether known or unknown as though expressly set forth and described herein, which Employers Resource may incur, stiffer, become liable for, or which may be asserted or claimed against Employers Resource as a result of the acts, errors, or omissions of the Co-Employer or employees of Co-Employer including, without limitation, any violation or breach of
     Section 7 by Co-Employer. This Section 8 shall be inclusive and not exclusive of any other part of this Agreement.

     In the event of any payment by Employers Resource of any liability of Co-Employer, Employers Resource shall be subrogated to the extent of such payment to all rights of recovery thereof, and Co-Employer shall execute all papers required and shall do everything that may be necessary to secure such rights including the execution of such documents necessary to enable Employers Resource to effectively bring suit in the name of Co-Employer.

9.   MISCELLANEOUS CHARGES

     EMPLOYERS RESOURCE RESERVES the right to establish charges for returned checks or hank items, freight or delivery charges and/or miscellaneous charges incurred in the normal course of business.

10.  MATERIAL BREACH

     The following actions or failure to act either singularly or jointly shall constitute material breach of this Agreement;

     a. Failure to pay the Service Fees when due or to comply with any payment of fee requirement of this Agreement;

     b.  Failure to provide insurance required by Section 5 of this Agreement;

     c. Failure to comply with any local, state or federal regulation or directive for wages, work rules, discrimination or employment opportunity as required by Section 4 of the Agreement;

     d. Failure to provide a safe work environment or comply with any directive regarding the health and safety of employees as required by
         Section 7 of this Agreement;

     e.  Failure to comply with any other provision in this Agreement.

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11.  ASSIGNMENT

     No rights or obligations under this Agreement may be assigned by Co-Employer without prior written consent of Employers Resource.

12.  ENTIRE AGREEMENT

     This Agreement and attached proposal and/or addendums constitute the entire agreement between the parties as to this subject matter and may be executed by any representative of Employers Resource. Any modification, addition or deletion of this Agreement must be approved by an Officer of Employers Resource.

13.  WAIVER

     Failure by either party to require performance or to claim a breach of the Agreement shall so constitute a waiver of any provision of this Agreement, any subsequent breach, not prejudice either with regard to action for a subsequent breach.

14.  NOTICES

     Any notice or demand required under this Agreement shall be given by personal delivery in writing, or registered or certified mail. The notice or demand shall be sent to the address specified by the recipient party and shall be effective 48 hours after mailing. In matters which require immediate communication, telephone communication may be used with written confirmation.

15.  GOVERNING LAW

     This Agreement shall be governed by the laws of the state in which the Co-Employer resides.

16.  PARTIAL INVALIDITY

     Should any term, warrant, covenant, condition or provision of this Agreement be held to lie invalid or unenforceable, the balance of this Agreement shall remain in full force and shall stand as if the unenforceable provision did not exist.

17.  DISPUTE RESOLUTION

     Employers Resource and Co-Employer mutually contract and agree that any and all claims, disputes or Controversies, whether based on contract, quasi-contract, tort, offenses, quasi-offenses or otherwise arising out of or in any way relating to this contract or the breach or termination of same, whether based on the Constitution, statutes, Code(s), or common law of the United States or of any State, including the arbitrability of any claim, dispute or controversy, shall be exclusively resolved by the parties first trying to settle in a Mediation under the Mediation Rules of, administered by and conducted by the Neutrals of the National Association for Dispute Resolution, Inc., failing which, settlement of the dispute shall be by binding arbitration conducted under the commercial Arbitration Rules of, administered by and conducted before an Arbitration Tribunal of Neutrals of the National Association for Dispute Resolution, Inc.

18.  ATTORNEY FEES

     If suit is brought by either party regarding a breach, default, or to enforce the terms of this Agreement, the prevailing party in such action shall receive reasonable attorney's fees and costs, interest and such other relief as a court may determine.

19.  SECTION HEADINGS

     Tie Section headings of this Agreement are for reference only and shall not be considered in the interpretation of this Agreement.

20.  TERMINATION OF THE AGREEMENT

     This Agreement may be terminated by either party upon thirty (30) days notice to the other party. Employers Resource may terminate this Agreement at any time in the event of a "material breach," as described in Section 10, by Co-Employer.

     Termination of the Agreement shall terminate the co-employment relationship between Employers Resource, Co-Employer and their co-employees. This includes, but is not limited to, any and all benefits provided under the Agreement. Termination of this Agreement shall not affect the financial obligations of the parties which have accrued prior to such termination.

21.  FEES FOR SERVICE AND RESERVES

     a. Fees are as outlined in the Proposal for Services which is hereby attached to and made a part of this Co-Employment Agreement. Fees and charges for benefits are subject to changes in Employers Resource's cost of taxes and insurance.

     b. Set-Up Fees for initial enrollment of employees will be as specified in the Proposal for Services. The set-up fee for each subsequent new hire will be $25

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     c.   Account reserves will be as specified in the Proposal for Services.
          Said reserves may be adjusted at the discretion of Employers Resource to reflect current estimated payroll charges for each pay period and to ensure performance of the terms of this Agreement.


EMPLOYERS RESOURCE MANAGEMENT COMPANY, INC.

Signature ____ /s/ Richard Bonzer _______________________________

Name _____________ Richard Bonzer ___________________

Title ____________ Account Executive ________________



CO-EMPLOYER

Signature ____ /s/ David B. Coulter ____________________________

Name _____________ David B. Coulter _________________

Title ____________ President/CEO_____________________


Date: __________ 09-29-98__________________________

Executed at: ____ Westminster, California _______________________


[This agreement covers all executive officers of the Company, except Michael Palmer and Terry Herbeck, as well as all other employees of the Company]